EXHIBIT 99.1


RELEASE                                       Contact: Kenneth Gruber
FEBRUARY 12, 1998                                      (212) 768-7100

FOR IMMEDIATE RELEASE:



         Enteractive, Inc. - New York, New York. On February 6, 1998, Enteractive, Inc. (the "Company") completed an exchange offer (the "Exchange Offer") to exchange 2.8 common stock purchase warrants expiring December 13, 2001 (the "Warrants") into one share of its common stock, $.01 par value per share. As a result of the Exchange Offer, 3,912,500 Warrants were exchanged for 1,397,321 newly-issued shares of Common Stock. The balance of 287,500 Warrants remain outstanding. The holders of Warrants who participated in the Exchange Offer also agreed to delay the date when the Class A Convertible Preferred Stock ("Preferred Stock") held by them can first be converted into Common Stock of the Company from any time after April 30, 1998 until any time after June 30, 1999. In addition the redemption feature of the Preferred Stock has been modified so that (a) one-third of the net proceeds from any public offering consummated by the Company prior to January 1, 2000 will be used to redeem the outstanding Preferred Stock and (b) if the closing price of the Company's Common Stock is at least $6.00 for 10 trading days in any 30 day period, the Company will use its best efforts to complete an underwritten offering of its Common Stock.

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